Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT SEVERANCE AGREEMENT

This Amended and Restated Employment Severance Agreement (the “Agreement”) is made and entered into effective as of May 25, 2007 (the “Effective Date”), by and between Rayford K. Whitley (the “Executive”) and Cost Plus, Inc. (the “Company”).

RECITALS

A. Cost Plus desires to retain the services of the Executive, and the Executive desires to be employed by Cost Plus, on the terms and subject to the conditions set forth in this Agreement.

B. The Board of Directors of the Company (the “Board”) believes the Company should provide the Executive with certain severance benefits should the Executive’s employment with the Company terminate under certain circumstances, such benefits to provide the Executive with enhanced financial security and sufficient incentive and encouragement to remain with the Company.

C. This Agreement amends and restates the Employment Severance Agreement dated April 17, 2006 between the Company and the Executive.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Executive by the Company, the Employment Severance Agreement is hereby amended and restated in its entirety as set forth herein, and the parties further agree as follows:

1. Duties and Scope of Employment. The Company shall employ the Executive in the position of Senior Vice President, Supply Chain, with such duties, responsibilities and compensation as in effect as of the Effective Date. The Board and the Chief Executive Officer of the Company (the “CEO”) shall have the right to revise such responsibilities and compensation from time to time as the Board or the CEO may deem necessary or appropriate. If any such revision constitutes “Involuntary Termination” as defined in Section 6(d) of this Agreement, the Executive shall be entitled to benefits upon such Involuntary Termination as provided under this Agreement.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or in accordance with other agreements between the Company and the Executive. This Agreement shall remain in effect until the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) the date upon which this Agreement terminates by consent of the parties hereto.

3. Severance Benefits.

(a) Benefits upon Termination. Unless the Executive is entitled to benefits under Section 3(b) of this Agreement, if the Executive’s employment terminates as a result of Involuntary Termination prior to June 15, 2008 and the Executive signs and does not revoke a Release of Claims, then the Company shall pay the Executive’s Base Compensation on a salary continuation basis in accordance with the Company’s normal payroll practices to the Executive for twelve (12) months from the Termination Date. The Executive shall not be entitled to receive any payments if the Executive voluntarily terminates employment other than as a result of an Involuntary Termination.

(b) Benefits upon Termination After a Change of Control. If after a Change of Control the Executive’s employment terminates as a result of Involuntary Termination prior to June 15, 2008 and the Executive signs and does not revoke a Release of Claims, then the Company shall pay the Executive’s Base Compensation on a salary continuation basis in accordance with the Company’s normal payroll practices to the Executive for eighteen (18) months from the Termination Date. The Executive shall not be entitled to receive any payments if the Executive voluntarily terminates employment other than as a result of an Involuntary Termination.

(c) Stock Options. Unless otherwise provided in the Company’s stock option plans or in the Executive’s stock option agreements, the Executive shall not be entitled to acceleration of any unvested stock options upon the termination of the Executive’s employment for any reason, including an Involuntary Termination.

(d) Miscellaneous. In addition to the benefits described in Section 3(a) or Section 3(b) of this Agreement, upon the termination of the Executive’s employment, (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date; and (iv) if benefits will be paid under Section 3(a) or Section 3(b) of this Agreement, the Company shall pay the Executive a pro-rata portion of his fiscal year bonus, if any, under the Company’s Management Incentive Plan in effect for the fiscal year in which the Termination Date occurs. Such amount shall be paid at the time bonuses for the completed fiscal year are paid to other executives (but no later than the period of time required to fit within the short-term deferral rule of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), shall be pro-rated for the period of time during the fiscal year that the Executive was an employee of the Company and shall only be paid if, and to the extent, that the relevant performance targets have been achieved by the Company. Except for any bonus payment under clause (iv) of the preceding sentence, these payments shall be made promptly upon termination and within the period of time mandated by applicable law.

4. Limitations on Payments.

(a) Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the fifteenth day of the third month of the Company’s fiscal year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(b) Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under Section 3(b) of this Agreement shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Non-Solicitation. In consideration for the mutual agreements as set forth herein, the Executive agrees that the Executive shall not, at any time, within twelve (12) months following termination of the Executive’s employment with the Company for any reason, directly or indirectly solicit the employment or other services of any individual who at that time shall be or within the prior twelve (12) months shall have been an employee of the Company.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. “Base Compensation” means the Executive’s monthly base salary paid by the Company for services performed calculated as the average base salary for the six (6) months completed prior to the Termination Date. If the Executive has not been employed by the Company for six (6) complete months prior to the Termination Date, Base Compensation shall be calculated as the average base salary for the period of the Executive’s employment.

(b) Cause. “Cause” means the Executive’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) engaging in a transaction in connection with the performance of duties to the Company or any of its subsidiaries which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for the Executive’s personal enrichment or (iv) willful violation of any material law, rule or regulation in connection with the performance of duties.

(c) Change of Control. “Change of Control” means the consummation of any of the following events:

(i) The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board of Directors of the Company occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(iv) The sale of all or substantially all of the assets of the Company determined on a consolidated basis; or

(v) The complete liquidation or dissolution of the Company.

(d) Involuntary Termination. “Involuntary Termination” means:

(i) termination of the Executive’s employment by the Company for any reason other than Cause;

(ii) a material reduction in the Executive’s salary, other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice thereof; or

(iv) a material reduction in the Executive’s duties, responsibilities, or authority;

provided that none of the foregoing shall constitute Involuntary Termination to the extent the Executive has agreed thereto. Any purported Involuntary Termination pursuant to Section 6(d)(ii) through 6(d)(v) will not be effective until the Executive has delivered to the Company, within sixty (60) days of the initial existence of the Involuntary Termination condition, a written explanation which describes the basis for the Executive’s belief that the Executive should be permitted to terminate his employment and have it treated as an Involuntary Termination and the Company has been given thirty (30) days following delivery of such notice to cure any curable violation.

(e) Release of Claims. “Release of Claims” shall mean a waiver by the Executive, in a form satisfactory to the Company, of all employment-related obligations of and claims and causes of action against the Company.

(f) Termination Date. “Termination Date” shall mean the date on which an event that would constitute Involuntary Termination occurs, or the later of (i) the date on which a notice of termination is given, or (ii) the date (which shall not be more than thirty (30) days after the giving of such notice) specified in such notice.

(g) Management Incentive Plan. “Management Incentive Plan” shall mean the Company’s bonus program, as implemented by the Company’s board of directors from time to time and pursuant to which the Executive may receive incentive-based compensation at fiscal year end.

7. Confidentiality. The Executive acknowledges that during the course of the Executive’s employment, the Executive will have produced and/or have access to confidential information, records, notebooks, data, formula, specifications, trade secrets, customer lists and secret inventions, and processes of the Company and its affiliated companies. Therefore, during or subsequent to the Executive’s employment by the Company, the Executive agrees to hold in confidence and not directly or indirectly to disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of an affiliated company, which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement pursuant to this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

(b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

10. Miscellaneous Provisions.

(a) Non-Disparagement. The Executive agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. The Executive acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement and shall entitle the Company immediately to recover all consideration paid under this Agreement, including, but not limited to the consideration described in Section 3.

(b) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(e) Severance Provisions in Other Agreements. The Executive acknowledges and agrees that the severance provisions set forth in this Agreement shall supersede any such provisions in any other agreement entered into between the Executive and the Company.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	COST PLUS, INC.

Barry Feld
By

CEO
Title

EXECUTIVE:	/s/ Rayford K. Whitley
Rayford K. Whitley